Exhibit 99

Sara Lee Corporation 3500 Lacey Rd. Downers Grove, IL 60515		News

Release Date	FOR IMMEDIATE RELEASE

Contact	Media: Jon Harris, +1.630.598.8661 Analysts: Aaron Hoffman, +1.630.598.8739

SARA LEE REPORTS STRONG FISCAL 2010 FIRST QUARTER; RAISES GUIDANCE

•	Diluted earnings per share of $0.41, compared to $0.32 in the prior year first quarter

•	Company raises guidance for fiscal 2010 Adjusted EPS¹ by $0.06 ($0.90 to $0.96 per share)

•	Adjusted operating income increased 79.2%; operating income up 10.7%

•	Cash flow from operations of $187 million, an increase of $225 million

DOWNERS GROVE, Ill. (Nov. 5, 2009) – Sara Lee Corp. (NYSE: SLE) today reported significant operating income growth for the first quarter of fiscal 2010, primarily driven by strong performance in the North American business segments and lower corporate expenses. Net sales fell as a result of unfavorable foreign currency exchange rates, volume declines and strategic business exits. Cash from operations was very strong, driven by higher operating income, favorable working capital and lower pension contributions.

“I’m very pleased with our first quarter performance, which demonstrates substantial bottom-line improvement,” said Sara Lee Corp. chairman and chief executive officer Brenda C. Barnes. “A number of factors contributed to our results, including lower input costs, Project Accelerate cost savings and pricing discipline. At the same time, we’re increasing or maintaining our market share positions in many of our key categories behind important new products such as Hillshire Farm Family Size lunchmeat tubs, Jimmy Dean D-Lights breakfast sandwiches and various new Senseo coffee pods in our international markets. The combination of these factors allows us to both raise our EPS guidance for fiscal 2010 and to increase our investment in a full pipeline of growth opportunities. We continue to spend more toward our consumers and expect MAP spending to be up for the year.”

Barnes added, “During the quarter, we announced that we received a binding offer of €1.275 billion from Unilever for our global body care and European detergents businesses. This enables us to focus on our core food and beverage businesses. We are confident that we will soon divest the remainder of the segment.”

Financial Review

Net Sales from Continuing Operations

Net sales from continuing operations for the first quarter of fiscal 2010, ending Sept. 26, 2009, were $2.6 billion, a 7.4% decrease over the comparable period last year. The decline in net sales was primarily driven by unfavorable foreign currency exchange rates, the impact of divestitures and planned business exits made during the past year and lower unit volumes. The company’s adjusted net sales from continuing operations decreased 3.3% in the first quarter as a result of lower volumes and planned business exits.

Operating Income from Continuing Operations

Sara Lee reported operating income from continuing operations of $325 million for the first quarter, up $32 million, or 10.7%, compared to the prior year period. Adjusted operating income from continuing operations increased $95 million in the first quarter, despite a $15 million increase in pension costs. The improvement in adjusted operating income was comprised of a $50 million increase in total adjusted operating segment income for all continuing business segments, $32 million of favorable mark-to-market variances on commodity derivatives and $13 million of lower corporate costs.

¹	The term “adjusted EPS” and other “adjusted” financial measures are explained and reconciled to each item’s most comparable U.S. generally accepted accounting principles measure at the end of this release.

Sara Lee Reports Strong Fiscal 2010 First Quarter; Raises Guidance – Page 2

Results from Discontinued Operations

Net sales for the international household and body care businesses, which are now being reported as discontinued operations, were $521 million in the first quarter of fiscal 2010, compared to $555 million in the prior year period, a 6.1% decrease due to unfavorable foreign currency exchange rates. Adjusted net sales were up 1.1%, primarily driven by unit volume growth and pricing. Operating segment income in the first quarter was $69 million, up 13.3% compared to the year-ago period, driven by continuous improvement savings and lower MAP spending, partially offset by unfavorable foreign currency exchange rates and a non-recurring gain in the prior year. Adjusted operating segment income was up 36.7%. Net income from discontinued operations was $94 million in the first quarter versus $39 million in the year-ago period, primarily due to the recognition of $53 million of net tax benefits in the first quarter of 2010.

Earnings Per Share

Diluted EPS as reported were $0.41 per share in the first quarter compared to $0.32 per share in the year-ago period. The increase was driven by discontinued operations. Diluted EPS from continuing operations were unchanged at $0.27 per share. In both continuing and discontinued operations, results were influenced by tax-related significant items associated with the anticipated sale of the international household and body care businesses as follows:

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Income from continuing operations includes $19 million of net tax charges related to the establishment of valuation allowances in Belgium and utilizing current year United Kingdom net operating losses. This tax charge accounted for 5.6 percentage points of the increase in the effective tax rate from 28.6% to 35.7%, and reduced diluted EPS from continuing operations by $0.03 per share. Excluding these significant items, the effective tax rate would have been 30.1%.

•

Income from discontinued operations benefited from a net $53 million from discrete tax items, principally from the release of valuation allowances in the United Kingdom, which increased diluted EPS from discontinued operations by $0.08 per share.

These tax items are the result of classifying the international household and body care businesses as discontinued operations. The net of these two items was a benefit of $34 million, or $0.05 per share in diluted EPS as reported. For more detail on the impact of significant items on diluted EPS see page 17 of this release.

Cash from Operations

Net cash from operating activities was $187 million in the first quarter, compared to $38 million of net cash used in operating activities in the comparable period last year. The $225 million increase was primarily driven by higher operating income, lower working capital at the business segments and lower pension contributions.

First Quarter Financial Highlights

•

Project Accelerate, a company-wide cost saving and productivity initiative, continues to deliver benefits. In the first quarter, Project Accelerate produced $25 million of cost savings. The initiative continues to improve productivity as a result of outsourcing actions, supply chain efficiency, SKU rationalization initiatives and organizational simplification, and is expected to generate between $100 million and $150 million in annualized benefits in fiscal 2010.

•

Media advertising and promotion (MAP) spending decreased 9.4% in the first quarter, as a significant increase in MAP spending at the North American Retail segment behind multiple new products and marketing campaigns was more than offset by lower spending by the other segments. This was mainly due to a difference in the timing of new product launches, as well as the impact of foreign currency exchange rates and lower media and agency costs.

•	Net interest expense was $29 million in the first quarter, compared to $25 million in last year’s period, an increase primarily due to lower interest income.

•

General corporate expenses were $58 million in the first quarter, compared to $99 million in the year-ago period, a decrease primarily due to a $32 million favorable variance in commodity derivative mark-to-market losses and about $10 million of lower corporate costs.

Sara Lee Reports Strong Fiscal 2010 First Quarter; Raises Guidance – Page 3

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At the beginning of the first quarter, the corporation received its last payment of contingent sale proceeds of $133 million from the sale of its European tobacco business in 1999, which is expected to contribute $0.19 per share to diluted EPS in fiscal 2010. The company received $150 million, or $0.21 per share, in contingent sale proceeds in the prior year.

Other First Quarter Highlights

•	On September 16, Sara Lee announced that its board of directors intends to maintain the current quarterly dividend of $0.11 for fiscal 2010, regardless of the timing of dispositions.

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On September 22, the company named Marcel H.M. Smits executive vice president and chief financial officer as of October 1, 2009. Smits joined Sara Lee from Dutch telecom leader Koninklijke KPN NV, where he served as chief financial officer.

•

On September 25, the company announced that it had received a binding offer of €1.275 billion from Unilever to acquire its global body care and European detergents businesses. The proposed transaction, which is subject to customary closing conditions and regulatory clearances, is anticipated to close during 2010. Sara Lee will consult with relevant works councils during the process. The company has also received significant interest in the remainder of its international household and body care businesses and is continuing to pursue divestiture options for these businesses, which include air care, shoe care, insecticides and non-European cleaning brands.

•

On September 25, the company announced that its board of directors had authorized a $1.0 billion share repurchase program, in addition to the 13.5 million share authorization remaining under the prior program. The corporation did not repurchase any shares of its common stock in the first quarter.

Business Performance Review (Continuing Operations)

North American Retail

North American Retail delivered another very strong quarter and continues to benefit from consumers looking for high quality, convenient branded products at a good value. The segment has experienced some volume softness which will be addressed going forward through continued investment in trade and marketing spending, as well as new product launches in the remainder of the year.

Operating segment income was $80 million in the first quarter, compared to $55 million in the year-ago period. Adjusted operating segment income was $83 million in the first quarter, compared to $54 million in the prior year period. The increase was primarily the result of lower input costs, favorable sales mix, significant growth for the Jimmy Dean brand, improvement in supply chain performance and Project Accelerate and continuous improvement savings, which was partially offset by higher MAP spending behind new campaigns for the Jimmy Dean and Hillshire Farm brands.

The retail business performed well during the important summer grilling season driven by new products such as Ball Park Bun Size and Lower Fat – Full Taste Angus Beef franks and Hillshire Farm Miller High Life beer brats. Ball Park hot dogs increased its market share by 0.8 points versus last year, strengthening its number-one market position to 23.2%, while Hillshire Farm smoked sausage increased its market share by 1.3 points to 28.6%, according to Information Resources, Inc. (IRI) share data, 12 weeks ending September 20, 2009. These positive factors were offset by unit volume declines resulting in a net sales decrease of 3.2% to $659 million in the first quarter of fiscal 2010. The volume declines were largely due to the phasing out of non-core commodity meats and the exit of the kosher meats business, which accounted for 5.2 points of the reported 7.6% decline in units.

North American Fresh Bakery

North American Fresh Bakery delivered strong adjusted operating segment income growth through solid pricing discipline and productivity improvements. The marketplace continues to place stress on pricing levels and the business is likely to shift focus to more price actions and trade promotion as the year unfolds.

Sara Lee Reports Strong Fiscal 2010 First Quarter; Raises Guidance – Page 4

Operating segment income was $14 million in the first quarter, compared to $17 million in the year-ago period. The decrease was primarily due to a $7 million charge for partial withdrawal liabilities relating to multi-employer pension plans. Adjusted operating segment income was $22 million, up 30.8% compared to $17 million in the prior year quarter, as a result of lower commodity costs net of pricing, lower MAP spending and SG&A costs, the latter driven by Project Accelerate initiatives and other continuous improvement savings.

During the first quarter, fresh bakery launched its marketing campaign for Sara Lee Soft & Smooth breads built around Disney Channel’s popular “Wizards of Waverly Place” TV series. New products launched in the first quarter included Sara Lee Soft & Smooth Mini Bagels, Sara Lee Delightful wheat buns and EarthGrains 100% Natural Thin Buns. Net sales decreased 5.2% to $541 million in the first quarter of fiscal 2010, primarily due to lower unit volumes, unfavorable sales mix and price decreases following lower input costs and competitive pressures. Unit volumes for branded bakery products fell as a result of intense price competition and increased new product activity in the category.

North American Foodservice

North American Foodservice delivered a very strong first quarter as it lapped a relatively weak year-ago period. The strong performance was primarily the result of lower commodity costs, supply chain productivity savings and strong performance of the private label refrigerated dough business. The segment continues to be very focused on improving its sales mix through winning attractive new business and exiting low margin business. Management remains cautious, however, about the back-half of the year given the continuing difficult market environment.

The segment reported operating segment income of $38 million in the first quarter, compared to $25 million in the prior year period, while adjusted operating segment income doubled to $38 million in the first quarter. The increase was primarily driven by lower commodity costs and a decrease in SG&A expense resulting from business dispositions and from Project Accelerate and continuous improvement savings, which were partially offset by the impact of lower unit volumes.

Net sales decreased 15.0% to $457 million in the first quarter of fiscal 2010, primarily due to the divestiture of the direct store delivery (DSD) foodservice coffee business and the sauces and dressings business during the past year, as well as lower unit volumes. Adjusted net sales, which excludes the impact of the dispositions, decreased 4.7% driven by lower unit volumes. Strong growth in private label refrigerated dough could not fully offset weak foodservice category trends and planned business exits in foodservice meats.

New products launched in the first quarter included Chef Pierre pre-sliced lattice fruit pies – new variants in the successful pre-sliced pies line that was launched last year. During the quarter, Sara Lee was also named sole supplier for private label breakfast sausage products for the leading foodservice distributor in the United States.

International Beverage

International Beverage continues to invest in new markets and innovative new products around the world with a clear goal of driving top-line results at a strong margin. The business continues to face economic pressures in most of Europe and has seen private label brands strengthening. In response, a series of pricing initiatives was implemented to better manage price gaps, while also further supporting branded positions with new products such as Maison du Café L’Or Pepites D’Arome in France and Senseo single-serve coffee in Spain.

Reported operating segment income was $123 million, down 13.0% from $142 million in the first quarter of fiscal 2009, while adjusted operating segment income decreased 1.6%. The primary difference between the two results was unfavorable foreign currency exchange rates and a non-recurring curtailment gain in the prior year.

Sara Lee Reports Strong Fiscal 2010 First Quarter; Raises Guidance – Page 5

Both reported and adjusted operating segment income were negatively impacted by higher commodity costs net of pricing and mark-to-market losses on foreign currencies related to the purchase of raw materials. The segment sells the majority of its products in euros while all coffee purchases are made in dollars. Derivative instruments are used to fix the euro-equivalent pricing on these coffee purchases. These hedges receive mark-to-market treatment, which can create volatility – both positive and negative – in operating segment income. The variance in the first quarter of fiscal 2010 versus the year-ago period was approximately $(14) million. In addition, strategic investments offset strong unit volumes for Senseo single-serve coffee, instant coffee and roast and ground coffee in Brazil, as well as Project Accelerate savings.

Net sales decreased 6.4% to $734 million in the first quarter of fiscal 2010, primarily due to unfavorable foreign currency exchange rates. Adjusted net sales were essentially flat. The impact of lower prices was partially offset by favorable sales mix into Senseo single-serve coffee and the acquisition of the Brazilian Café Moka coffee business in October 2008. New products launched in the first quarter that are expected to drive top-line growth later in the year included new varieties of Senseo coffee pods in countries such as Belgium, France and Spain, and new Moccona instant coffees in Thailand and Malaysia.

International Bakery

In International Bakery, the year-ago quarter included a substantial amount of branded business that has since shifted to private label as a result of the very weak Spanish economy. While the first half of the year will likely be down compared to the year-ago period due to this shift to private label, the benefits of productivity improvements, new product roll-outs and cost reductions are expected to contribute to an improved second half of fiscal 2010.

International Bakery reported operating segment income of $6 million in the first quarter, compared to $15 million in the year-ago period. Project Accelerate charges were the primary difference between reported and adjusted results. Adjusted operating segment income was $13 million, compared to $14 million in the prior-year quarter. The change was driven by lower prices and lower unit volumes, which were partially offset by lower commodity costs and Project Accelerate and continuous improvement savings.

Net sales decreased 11.5% to $204 million in the first quarter, primarily due to unfavorable foreign currency exchange rates, lower unit volumes and lower selling prices, partially offset by strength in the refrigerated dough business in France and the frozen bakery business in Australia. Adjusted net sales decreased 6.2%.

Successful new products launched in the first quarter included Ortiz branded bread in Spain, various new Sara Lee branded ice creams in Australia and several private label refrigerated dough products in France.

Business Performance Review (Discontinued Operations)

The international household and body care businesses had a strong start of the fiscal year as they reported an increase in operating segment income of 13.3% to $69 million, primarily driven by continuous improvement savings and lower MAP spending, which were partially offset by unfavorable foreign currency exchange rates and a non-recurring curtailment gain in the prior year. Adjusted operating segment income was up 36.7%. Net sales decreased 6.1% in the first quarter to $521 million, entirely due to unfavorable foreign currency exchange rates. Adjusted net sales were up 1%, primarily driven by higher unit volumes and pricing. Unit volumes were up 1% as a result of strong volumes for new body care products such as Sanex NaturProtect and Sanex Zero%, as well as volume growth for Radox shower gels in the United Kingdom and insecticides in India. Successful products launched in the quarter included Ambi Pur National Geographic air fresheners, a line of co-branded air care products inspired by unique fragrances from around the world.

Sara Lee Reports Strong Fiscal 2010 First Quarter; Raises Guidance – Page 6

Guidance

Sara Lee currently expects full-year fiscal 2010 diluted EPS to be in the range of $1.12 to $1.18 per share, which includes $0.19 per share of contingent sale proceeds received in the first quarter of fiscal 2010 from the sale of its tobacco business in fiscal 1999, and a $0.03 per share net gain from significant items realized in the first quarter of fiscal 2010. Full-year 2010 diluted EPS, excluding contingent sale proceeds and significant items, is expected to be in the range of $0.90 - $0.96 per share, compared to $0.82 in fiscal 2009. EPS guidance includes anticipated benefits from a 53rd week and favorable currency exchange rates in addition to underlying business improvements. These factors are partially offset by substantive investments in the business and a comparison against one-time benefits in general corporate expenses in the prior year. Guidance does not include any additional significant items that may occur during the remainder of fiscal 2010, such as one-time expenses related to Project Accelerate.

Looking at the business segments, Sara Lee currently expects four out of the five continuing business segments, as well as the discontinued international household and body care operations, to show an increase in adjusted operating segment income in fiscal 2010. The company continues to be cautious about the North American Foodservice segment, as market trends remain weak. Actual results may differ from this guidance due to future significant events that may occur, the nature, timing and financial impact of which are not yet known.

	Fiscal 2010 Guidance (1)	Fiscal 2009
Total diluted EPS	$1.12 – 1.18	$0.52/per share
Diluted EPS from continuing operations	$0.82 – 0.86	$0.31/per share
Diluted EPS from discontinued operations	$0.30 – 0.32	$0.21/per share

Contingent sale proceeds	$0.19/per share	$0.21/per share

Total significant items, net	$0.03/per share	$(0.51)/per share
Significant items from continuing operations, net	$(0.05)/per share	$(0.50)/per share
Significant items from discontinued operations, net	$0.08/per share	$(0.01)/per share

Adjusted EPS (2)	$0.90 – 0.96	$0.82/per share
Adjusted diluted EPS from continuing operations	$0.68 – 0.72	$0.60/per share
Adjusted diluted EPS from discontinued operations	$0.22 – 0.24	$0.22/per share
Net sales (including discontinued operations)	$12.9 – $13.2 billion	$12.9 billion
Total operating income	$1,204 – $1,264 million	$713 million
Operating income from continuing operations	$973 – $1,013 million	$479 million
Operating income from discontinued operations	$231 – $251 million	$234 million

Cash flow items (including discontinued operations)
Cash flow from operations	$725 – $825 million	$900 million
Capital expenditures	$450 – $475 million	$379 million

Key assumptions
Interest expense, net	$120 – $130 million	$125 million
Dollar/euro exchange rate	$1.45	$1.38

(1)	Fiscal 2010 has an extra, 53rd week.
(2)	Diluted EPS excluding significant items, net and, for continuing operations, contingent sale proceeds. See explanation of non-GAAP measures at the end of this release.

Sara Lee Reports Strong Fiscal 2010 First Quarter; Raises Guidance – Page 7

Form 10-Q and Webcast

Sara Lee Corporation filed a Form 10-Q for the first quarter of fiscal 2010 with the Securities and Exchange Commission this morning. The Form 10-Q can be accessed in the Investor Relations section (Financial/SEC Information page) on www.saralee.com. Sara Lee Corporation’s review of its results for the first quarter will be broadcast live via the Internet today at 9 a.m. CST. The live webcast can be accessed in the Investor Relations section on www.saralee.com and is anticipated to conclude by 10 a.m. CST. For people who are unable to listen to the webcast live, a recording will be available on the website two hours following the completion of the webcast until Wednesday, May 5, 2010.

Forward-Looking Statements

This release contains forward-looking statements regarding Sara Lee’s business prospects, costs and operating results, including statements contained under the heading “Guidance.” In addition, from time to time, in oral statements and written reports, the corporation discusses its expectations regarding the corporation’s future performance by making forward-looking statements preceded by terms such as “expects,” “likely” or “believes.” These forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events.

Forward-looking statements are inherently uncertain, and investors must recognize that actual results may differ from those expressed or implied in the forward-looking statements. Consequently, the corporation wishes to caution readers not to place undue reliance on any forward-looking statements. Among the factors that could cause Sara Lee’s actual results to differ from such forward-looking statements are factors relating to:

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Sara Lee’s relationship with its customers, such as (i) a significant change in Sara Lee’s business with any of its major customers, such as Wal-Mart, its largest customer, including changes in the level of inventory these customers maintain; and (ii) credit and other business risks associated with customers operating in a highly competitive retail environment;

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The consumer marketplace, such as (iii) significant competition, including advertising, promotional and price competition; (iv) changes in consumer behavior due to economic conditions, such as a shift in consumer demand toward private label; (v) fluctuations in the cost of raw materials, Sara Lee’s ability to increase or maintain product prices in response to fluctuations in cost and the impact on Sara Lee’s profitability; (vi) the impact of various food safety issues and regulations on sales and profitability of Sara Lee products; and (vii) inherent risks in the marketplace associated with new product introductions, including uncertainties about trade and consumer acceptance;

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Sara Lee’s international operations, such as (viii) impacts on reported earnings from fluctuations in foreign currency exchange rates, particularly the European euro, given Sara Lee’s significant concentration of business in Western Europe; (ix) Sara Lee’s generation of a high percentage of its revenues from businesses outside the United States and costs to remit these foreign earnings into the United States to fund Sara Lee’s domestic operations; (x) the impact on Sara Lee’s business of its receipt of a binding offer to purchase the global body care and European detergent businesses and its intent to divest the remainder of its international household and body care business; and (xi) Sara Lee’s ability to continue to source production and conduct manufacturing and selling operations in various countries due to changing business conditions, political environments, import quotas and the financial condition of suppliers;

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Previous business decisions, such as (xii) Sara Lee’s ability to generate margin improvement through cost reduction and efficiency initiatives, including Project Accelerate and the outsourcing of significant portions of our financial transaction processing, global IT applications development and maintenance, and global indirect procurement activities; (xiii) Sara Lee’s ability to achieve planned cash flows from capital expenditures and acquisitions, and the impact of changing interest rates and the cost of capital on the discounted value of those planned cash flows, which could impact future impairment analyses; (xiv) credit ratings issued by the three major credit rating agencies and the impact these ratings have on Sara Lee’s cost to borrow funds and access to capital/debt markets; (xv) the settlement of a number of ongoing reviews of Sara Lee’s income tax filing positions in various jurisdictions and inherent uncertainties related to the interpretation of tax regulations in the jurisdictions in which Sara Lee transacts business; and (xvi) changes in the expense for and contingent liabilities relating to multi-employer pension plans in which Sara Lee participates.

Sara Lee Reports Strong Fiscal 2010 First Quarter; Raises Guidance – Page 8

In addition, the corporation’s results may also be affected by general factors, such as economic conditions, political developments, interest and inflation rates, accounting standards, taxes and laws and regulations in markets where the corporation competes. Sara Lee undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

About Sara Lee Corporation

Each and every day, Sara Lee (NYSE: SLE) delights millions of consumers and customers around the world. The company has one of the world’s best-loved and leading portfolios with its innovative and trusted food, beverage, household and body care brands, including Ambi Pur, Ball Park, Douwe Egberts, Hillshire Farm, Jimmy Dean, Kiwi, Sanex, Sara Lee and Senseo. Collectively, these brands generate almost $13 billion in annual net sales covering approximately 180 countries. The Sara Lee community consists of 41,000 employees worldwide. Please visit www.saralee.com for the latest news and in-depth information about Sara Lee and its brands.

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Sara Lee Reports Strong Fiscal 2010 First Quarter; Raises Guidance – Page 9

SARA LEE CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income

For the Quarters ended September 26, 2009 and September 27, 2008

(Unaudited)

	Quarter Ended
In millions, except per share data	Sept. 26, 2009	Sept. 27, 2008
Continuing Operations
Net sales	$2,588	$2,794

Cost of sales	1,619	1,817
Selling, general and administrative expenses	764	838
Net charges for (income from) exit activities, asset and business dispositions	13	(4)
Contingent sale proceeds	(133)	(150)
Interest expense	35	45
Interest income	(6)	(20)

	2,292	2,526

Income from continuing operations before income taxes	296	268
Income tax expense	106	77

Income from continuing operations	190	191
Discontinued operations
Net income from discontinued operations, net of tax (benefit) expense of $(31) and $22	94	39

Net income	$284	$230

Income from continuing operations per share of common stock
Basic	$0.27	$0.27

Diluted	$0.27	$0.27

Net income per share of common stock
Basic	$0.41	$0.33

Diluted	$0.41	$0.32

Average shares outstanding
Basic	697	708

Diluted	698	709

Cash dividends declared per share of common stock	$-	$-

Sara Lee Reports Strong Fiscal 2010 First Quarter; Raises Guidance – Page 10

SARA LEE CORPORATION AND SUBSIDIARIES

Condensed Consolidated Balance Sheets at September 26, 2009 and June 27, 2009

(Unaudited)

In millions	Sept. 26, 2009	June 27, 2009
Assets
Cash and equivalents	$1,263	$959
Trade accounts receivable, less allowances	1,339	1,272
Inventories
Finished goods	500	443
Work in process	30	32
Materials and supplies	344	291

	874	766

Current deferred income taxes	181	207
Other current assets	267	250
Assets held for sale	387	376

Total current assets	4,311	3,830

Property, net of accumulated depreciation of $2,852 and $2,776, respectively	2,197	2,200
Trademarks and other identifiable intangibles, net	578	585
Goodwill	1,320	1,295
Deferred income taxes	360	309
Other noncurrent assets	257	245
Noncurrent assets held for sale	981	953

	$10,004	$9,417

Liabilities and Equity
Notes payable	$86	$20
Accounts payable	906	1,004
Income taxes payable and current deferred taxes	38	23
Other accrued liabilities	1,448	1,467
Current maturities of long-term debt	22	46
Liabilities held for sale	320	286

Total current liabilities	2,820	2,846

Long-term debt	2,760	2,738
Pension obligation	609	595
Deferred income taxes	70	55
Other liabilities	1,140	1,061
Noncurrent liabilities held for sale	55	64
Equity
Sara Lee common stockholders’ equity	2,524	2,036
Noncontrolling interest	26	22

Total equity	2,550	2,058

	$10,004	$9,417

Sara Lee Reports Strong Fiscal 2010 First Quarter; Raises Guidance – Page 11

SARA LEE CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

For the Three Months ended September 26, 2009 and September 27, 2008

(Unaudited)

	Three Months ended
In millions	Sept. 26, 2009	Sept. 27, 2008
OPERATING ACTIVITIES -
Net income	$284	$230
Less: Cash received from contingent sale proceeds	(133)	(150)
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	99	94
Amortization	27	30
Net (gain) loss on business dispositions	-	(3)
Pension contributions, net of expense	28	(13)
Other	27	(5)
Changes in current assets and liabilities, net of businesses acquired and sold	(145)	(221)

Net cash from (used in) operating activities	187	(38)

INVESTMENT ACTIVITIES -
Purchases of property and equipment	(59)	(57)
Purchases of software and other intangibles	(5)	(11)
Dispositions of businesses and investments	-	15
Cash received from contingent sale proceeds	133	150
Cash received from (used in) derivative transactions	34	(24)
Sales of assets	6	3

Net cash received from investment activities	109	76

FINANCING ACTIVITIES -
Borrowings of other debt	8	-
Repayments of other debt	(35)	(4)
Net change in financing with less than 90-day maturities	62	71
Payments of dividends	(78)	(75)

Net cash used in financing activities	(43)	(8)

Effect of changes in foreign exchange rates on cash	51	(87)

Increase (decrease) in cash and equivalents	304	(57)
Cash and equivalents at beginning of year	959	1,284

Cash and equivalents at end of quarter	$1,263	$1,227

COMPONENTS OF CHANGES IN CURRENT ASSETS AND LIABILITIES -
Trade accounts receivable	$(30)	$(50)
Inventories	(80)	(146)
Other current assets	(2)	4
Accounts payable	(44)	(68)
Accrued liabilities	(37)	(35)
Accrued taxes	48	74

Changes in current assets and liabilities, net of businesses acquired and sold	$(145)	$(221)

Sara Lee Reports Strong Fiscal 2010 First Quarter; Raises Guidance – Page 12

Net Sales Bridge

First Quarter ended September 26, 2009

The following table illustrates the components of the change in net sales versus the prior year for each of the five reported business segments.

	Unit Volume	+	Price/ Mix/Other	=	Adjusted** Net Sales Change	+	Acq./ Divest.	+	Foreign Exchange	=	Total Net Sales Change
North American Retail*	(7.6)%		4.4%		(3.2)%		0.0%		0.0%		(3.2)%
Retail	(4.2)%		3.0%		(1.2)%		0.0%		0.0%		(1.2)%
Commodity meats	(23.8)%		(14.0)%		(37.8)%		0.0%		0.0%		(37.8)%

North American Fresh Bakery	(2.4)%		(2.8)%		(5.2)%		0.0%		0.0%		(5.2)%

North American Foodservice	(5.5)%		0.8%		(4.7)%		(10.2)%		(0.1)%		(15.0)%

International Beverage	0.1%		(0.2)%		(0.1)%		1.4%		(7.7)%		(6.4)%

International Bakery	(3.3)%		(2.9)%		(6.2)%		0.0%		(5.3)%		(11.5)%

Total Continuing Business	(3.8)%		0.5%		(3.3)%		(1.5)%		(2.6)%		(7.4)%

*	The unit volume change in the North American retail business segment includes unit volumes for both the retail meats business and the non-retail commodity meats business. Unit volumes in North American retail decreased 7.6% for the quarter. The segment’s unit volumes were negatively impacted by lower sales of commodity meats, particularly whole hogs, as the company is phasing out commodity meat contracts following the shutdown of a pork slaughtering facility in fiscal 2007.
**	Adjusted net sales is a non-GAAP measure that excludes the impact of foreign currency exchange rates and acquisitions/divestitures. See pages 18 and 19 for a detailed explanation of this and other non-GAAP measures in this release.

Sara Lee Reports Strong Fiscal 2010 First Quarter; Raises Guidance – Page 13

Sara Lee Corporation

Operating Results by Business Segment*

(in millions)

	First Quarter		Dollar Change	Percent Change

	2010	2009
North American Retail

Net sales	$659	$680	$(21)	(3.2)%

Adjusted net sales*	$659	$680	$(21)	(3.2)%

Operating segment income	$80	$55	$25	45.6%

Operating margin %	12.1%	8.0%		4.1%

Increase/(decrease) in operating segment income from:
Exit activities, asset and business dispositions	$(3)	$1	$(4)

Adjusted operating segment income*	$83	$54	$29	54.3%

Adjusted operating margin %*	12.6%	7.9%		4.7%

North American Fresh Bakery

Net sales	$541	$571	$(30)	(5.2)%

Adjusted net sales*	$541	$571	$(30)	(5.2)%

Operating segment income	$14	$17	$(3)	(14.8)%

Operating margin %	2.7%	3.0%		(0.3)%

Increase/(decrease) in operating segment income from:
Exit activities, asset and business dispositions	$(1)	$-	$(1)
Pension partial withdrawal liability charge	(7)	-	(7)

Adjusted operating segment income*	$22	$17	$5	30.8%

Adjusted operating margin %*	4.1%	3.0%		1.1%

North American Foodservice

Net sales	$457	$537	$(80)	(15.0)%

Increase/(decrease) in net sales from:

Changes in foreign currency exchange rates	$-	$1	$(1)
Disposition	-	57	(57)

Adjusted net sales*	$457	$479	$(22)	(4.7)%

Operating segment income	$38	$25	$13	50.8%

Operating margin %	8.3%	4.7%		3.6%

Increase/(decrease) in operating segment income from:
Exit activities, asset and business dispositions	$-	$3	$(3)
Dispositions	-	3	(3)

Adjusted operating segment income*	$38	$19	$19	NM

Adjusted operating margin %*	8.5%	4.0%		4.5%

*	Adjusted net sales, adjusted operating segment income and adjusted operating margin % are non-GAAP measures.

See page 18 and 19 for a detailed explanation of these and other non-GAAP measures used in this release.

Sara Lee Reports Strong Fiscal 2010 First Quarter; Raises Guidance – Page 14

Sara Lee Corporation

Operating Results by Business Segment*

(in millions)

	First Quarter		Dollar Change	Percent Change

	2010	2009
International Beverage

Net sales	$734	$784	$(50)	(6.4)%

Increase/(decrease) in net sales from:

Changes in foreign currency exchange rates	$-	$60	$(60)

Acquisitions/Disposition	12	1	11

Adjusted net sales*	$722	$723	$(1)	(0.1)%

Operating segment income	$123	$142	$(19)	(13.0)%

Operating margin %	16.8%	18.1%		(1.3)%

Increase/(decrease) in operating segment income from:
Changes in foreign currency exchange rates	$-	$6	$(6)
Exit activities, asset and business dispositions	(2)	(1)	(1)
Transformation charges	-	(1)	1
Curtailment gain	-	12	(12)
Acquisition	1	-	1

Adjusted operating segment income*	$124	$126	$(2)	(1.6)%

Adjusted operating margin %*	17.2%	17.5%		(0.3)%

International Bakery

Net sales	$204	$231	$(27)	(11.5)%

Increase/(decrease) in net sales from:
Changes in foreign currency exchange rates	$-	$13	$(13)

Adjusted net sales*	$204	$218	$(14)	(6.2)%

Operating segment income	$6	$15	$(9)	(63.7)%

Operating margin %	2.7%	6.7%		(4.0)%

Increase/(decrease) in operating segment income from:
Changes in foreign currency exchange rates	$-	$1	$(1)
Exit activities, asset and business dispositions	(7)	1	(8)
Transformation charges	-	(1)	1

Adjusted operating segment income*	$13	$14	$(1)	(11.9)%

Adjusted operating margin %*	6.2%	6.6%		(0.4)%

*	Adjusted net sales, adjusted operating segment income and adjusted operating margin % are non-GAAP measures.

See pages 18 and 19 for a detailed explanation of these and other non-GAAP measures used in this release.

Sara Lee Reports Strong Fiscal 2010 First Quarter; Raises Guidance – Page 15

Sara Lee Corporation

Operating Results by Business Segment*

(in millions)

	First Quarter		Dollar Change	Percent Change

	2010	2009
Total Sara Lee
Net sales - total operating segments	$2,595	$2,803	$(208)
Intersegment	(7)	(9)	2

Net sales	$2,588	$2,794	$(206)	(7.4)%

Increase/(decrease) in net sales from:

Changes in foreign currency exchange rates	$-	$74	$(74)
Acquisitions/Dispositions	12	58	(46)

Adjusted net sales*	$2,576	$2,662	$(86)	(3.3)%

Total operating segment income	$261	$254	$7	2.7%

Increase/(decrease) in operating segment income from:
Changes in foreign currency exchange rates	$-	$7	$(7)
Exit activities, asset and business dispositions	(13)	4	(17)
Transformation/Accelerate charges	-	(2)	2
Curtailment gain	-	12	(12)
Pension partial withdrawal liability charge	(7)	-	(7)
Acquisitions/Dispositions	1	3	(2)

Total adjusted operating segment income*	$280	$230	$50	21.9%

Total operating segment income	$261	$254	$7	2.7%

Amortization of trademarks and other intangibles	(11)	(12)	1
General corporate expenses:
Other	(55)	(64)	9
Mark-to-market derivative gains (losses)	(3)	(35)	32
Contingent sale proceeds	133	150	(17)

Operating income	$325	$293	$32	10.7%

Operating margin %	12.6%	10.5%		2.1%

Increase/(decrease) in operating income from:
Contingent sale proceeds	$133	$150	$(17)
Changes in foreign currency exchange rates	-	6	(6)
Exit activities, asset and business dispositions	(13)	4	(17)
Transformation/Accelerate charges	(5)	(3)	(2)
Curtailment gain	-	12	(12)
Pension partial withdrawal liability charge	(7)	-	(7)
Acquisitions/Dispositions	1	3	(2)

Adjusted operating income*	$216	$121	$95	79.2%

Adjusted operating margin %*	8.4%	4.5%		3.9%

*	Adjusted net sales, adjusted operating income and adjusted operating margin % are non-GAAP measures.

See pages 18 and 19 for a detailed explanation of these and other non-GAAP measures used in this release.

Sara Lee Reports Strong Fiscal 2010 First Quarter; Raises Guidance – Page 16

Sara Lee Corporation

Operating Results For Discontinued Operations*

(in millions)

	First Quarter		Dollar Change	Percent Change

	2010	2009
International Household and Body Care Businesses

Net sales	$521	$555	$(34)	(6.1)%

Increase/(decrease) in net sales from:

Changes in foreign currency exchange rates	$-	$40	$(40)

Adjusted net sales*	$521	$515	$6	1.1%

Operating segment income	$69	$61	$8	13.3%

Operating margin %	13.3%	11.1%		2.2%

Increase/(decrease) in operating segment income from:
Changes in foreign currency exchange rates	$-	$4	$(4)
Transformation charges	-	(2)	2
Curtailment gain	-	5	(5)
Professional fees/Other	(4)	-	(4)

Adjusted operating segment income*	$73	$54	$19	36.7%

Adjusted operating margin %*	14.1%	10.4%		3.7%

Operating segment income	$69	$61	$8	13.3%

Amortization expense	(4)	(4)	-
Noncontrolling interest expense	(2)	(1)	(1)
Foreign currency transaction gains/Other	-	5	(5)

Pretax income from discontinued operations	63	61	2
Income taxes expense (benefit)	(31)	22	(53)

Net income from discontinued operations	$94	$39	$55	NM

*	Adjusted net sales, adjusted operating segment income and adjusted operating margin % are non-GAAP measures.

See pages 18 and 19 for a detailed explanation of these and other non-GAAP measures used in this release.

Sara Lee Reports Strong Fiscal 2010 First Quarter; Raises Guidance – Page 17

Impact of Significant Items on Diluted Earnings per Share

	First Quarter
	2010	2009
As reported:
Diluted EPS continuing operations	$0.27	$0.27

Diluted EPS	$0.41	$0.32

Increase/(decrease) in EPS from:
Exit activities	$(0.01)	$-
Pension partial withdrawal liability charge	(0.01)	-
Curtailment gain	-	0.01

Significant items related to continuing operations before income taxes*	(0.02)	0.01
Tax adjustments	(0.03)	-

Significant items related to continuing operations*	(0.05)	0.01
Significant items related to discontinued operations	0.08	-

Total impact of significant items*	$0.03	$0.01

Diluted EPS continuing operations, excluding significant items (1) (2)	$0.32	$0.26

Diluted EPS, excluding significant items (1) (2)	$0.38	$0.31

*	Amounts are rounded and may not add to the total

Tax Rate Reconciliation - Fiscal 2010

(In millions, except tax rate)

	Quarter ended September 26, 2009
	Income before Taxes	Tax Expense	Net Income	Effective Tax Rate
Reported Results	$296	$(106)	$190	35.7%
Less: Significant items	(25)	(10)	(35)	5.6%

Results, excluding significant items (1) (2)	$321	$(96)	$225	30.1%

(1)	Represents a non-GAAP financial measure. The following pages contain additional detail regarding these measures.
(2)	These line items do not exclude the impact of the company’s receipt of contingent sale proceeds and the related tax benefit. Sara Lee received one payment of contingent sale proceeds this year, in the first quarter, and reflected the non-taxable nature of the payment in its determination of the 27.6% annual rate which it applied to pretax earnings in the first quarter. On an annual basis, the contingent sale proceeds are expected to increase Sara Lee’s diluted EPS by $0.19 per share and provide approximately 5 percentage points of tax benefit. The annual impact for fiscal 2010 is expected to be $0.02 per share less than the $0.21 per share annual impact of the contingent sale proceeds in fiscal 2009. There is also a $0.02 per share decrease in contingent sale proceeds, including the related tax impacts, on a quarter-over-quarter basis.

Sara Lee Reports Strong Fiscal 2010 First Quarter; Raises Guidance – Page 18

Explanation of Non-GAAP Financial Measures

Management measures and reports Sara Lee’s financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). In this release, Sara Lee highlights certain items that have significantly impacted the corporation’s financial results and uses several non-GAAP financial measures to help investors understand the financial impact of these significant items.

“Significant items” are income or charges (and related tax impact) that management believes have had or are likely to have a significant impact on the earnings of the applicable business segment or on the total corporation for the period in which the item is recognized, are not indicative of the company’s core operating results and affect the comparability of underlying results from period to period. Significant items may include, but are not limited to: charges for exit activities; transformation program and Project Accelerate costs; impairment charges; pension partial withdrawal liability charges; tax costs and benefits resulting from the disposition of a business; impact of tax law changes; changes in tax valuation allowances and favorable or unfavorable resolution of open tax matters based on the finalization of tax authority examinations or the expiration of statutes of limitations. Management highlights significant items to provide greater transparency into the underlying sales or profit trends of Sara Lee or the applicable business segment and to enable more meaningful comparability between financial results from period to period. Additionally, Sara Lee believes that investors desire to understand the impact of these factors to better project and assess the longer term trends and future financial performance of the corporation.

“Contingent sale proceeds” are contingent proceeds from the sale of the company’s tobacco business in fiscal 1999. Under the sales agreement, Sara Lee received cash payments annually so long as tobacco continued to be a legal product in the specified countries. Our last cash payment was received on July 15, 2009. Contingent sale proceeds are not “significant items,” but are identified separately because the income is not generated by the company’s underlying business and has a finite term.

This release contains certain non-GAAP financial measures that exclude from a financial measure computed in accordance with GAAP the impact of the significant items, the receipt of contingent sale proceeds, the impact of acquisitions and divestitures and changes in foreign currency exchange rates. Management believes that these non-GAAP financial measures reflect an additional way of viewing aspects of Sara Lee’s business that, when viewed together with Sara Lee’s financial results computed in accordance with GAAP, provide a more complete understanding of factors and trends affecting Sara Lee’s historical financial performance and projected future operating results, greater transparency of underlying profit trends and greater comparability of results across periods. These non-GAAP financial measures are not intended to be a substitute for the comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.

In addition, investors frequently have requested information from management regarding significant items and management believes, based on feedback it has received during earnings calls and discussions with investors, that these non-GAAP measures enhance investors’ ability to assess Sara Lee’s historical and project future financial performance. Management also uses certain of these non-GAAP financial measures, in conjunction with the GAAP financial measures, to understand, manage and evaluate our businesses, in planning for and forecasting financial results for future periods, and as one factor in determining incentive compensation. Many of the significant items will recur in future periods; however, the amount and frequency of each significant item varies from period to period.

Management also has received inquiries from investors to better understand and project the corporation’s tax rate, which can be complex given the multiple foreign jurisdictions in which Sara Lee operates and the numerous tax rules with which it must comply. The information contained in the table “Tax Rate Reconciliation – Fiscal 2010,” which includes certain non-GAAP financial measures, is intended to help investors better understand Sara Lee’s effective tax rate.

Sara Lee Reports Strong Fiscal 2010 First Quarter; Raises Guidance – Page 19

The following is an explanation of the non-GAAP financial measures presented in this release.

Each of “income before taxes excluding significant items,” “tax benefit (expense) excluding significant items,” “net income (loss) excluding significant items” and “effective tax rate excluding significant items,” excludes from the most directly comparable financial measure computed in accordance with GAAP the impact of significant items recognized in the fiscal period to date. See the table on page 17 for the reconciliation.

“Adjusted EPS” excludes from total diluted EPS, as reported, the per share impact of contingent sale proceeds and significant items, net, recognized in the fiscal period presented.

“Adjusted diluted EPS from continuing operations” excludes from diluted EPS from continuing operations, as reported, the per share impact of contingent sale proceeds and significant items, net, recognized in continuing operations in the fiscal period.

“Adjusted diluted EPS from discontinued operations” excludes from diluted EPS from discontinued operations, as reported, significant items, net, recognized by the discontinued operations in the fiscal period presented.

“Adjusted net sales” excludes from net sales the impact of businesses acquired or divested after the start of the fiscal period and presents fiscal 2009 results at fiscal 2010 currency exchange rates.

“Adjusted operating income” excludes from the corporation’s operating income the impact of significant items, net, contingent sale proceeds, and businesses acquired or divested after the start of the fiscal period and presents fiscal 2009 results at fiscal 2010 currency exchange rates.

“Adjusted operating margin” is a non-GAAP financial measure that equals adjusted operating income divided by adjusted net sales of the corporation (in the case of computing adjusted operating margin for Sara Lee) or adjusted operating segment income for a business segment divided by adjusted net sales for that business segment (in the case of computing adjusted operating margin for a specific business segment).

“Adjusted operating segment income” excludes from the operating segment income of a specified business segment or discontinued operation, as applicable, the impact of significant items, net, recognized by that business segment or operation during the fiscal period and businesses acquired or divested after the start of the fiscal period and presents fiscal 2009 results at fiscal 2010 currency exchange rates.